Exhibit 4.3

RESTRICTED ACCOUNT AGREEMENT

This RESTRICTED ACCOUNT AGREEMENT (the “Agreement”) dated as of the date specified at the end of this Agreement is entered into among PLAYTEX PRODUCTS, INC. (“Customer”), WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, in its capacity as trustee (together with its successors and assigns in such capacity, the “Trustee”), for the benefit holders of certain 8% Senior Secured Notes due 2011 of Customer (the “Senior Notes”) pursuant to the Indenture, dated as of February 19, 2004 (the “Indenture”), among the Customer, the Guarantors named therein and the Trustee and the Wells Fargo Bank identified in the signature block at the end of this Agreement (“Wells Fargo”), and acknowledged by each of the entities listed on Schedule I (collectively, the “Guarantors”), and sets forth the rights of the Trustee and the obligations of Wells Fargo with respect to the deposit account(s) of Customer at Wells Fargo identified as the Restricted Account(s) at the end of this Agreement.  As used in this Agreement, the term “Restricted Account” refers, individually and collectively, to each such deposit account.  All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of  New York.

1.                                       TRUSTEE’S INTERESTS IN RESTRICTED ACCOUNT.  Trustee represents that it has been designated as trustee for the benefit of the holders of the Senior Notes of the Customer, who have been granted a security interest in the Restricted Account.  Customer hereby confirms, and Wells Fargo hereby acknowledges, the security interest granted by Customer to the Trustee in all of Customer’s right, title and interest in and to the Restricted Account and all sums now or hereafter on deposit in or payable or withdrawable from the Restricted Account or any successor or replacement account (the “Account Funds”).  Except as specifically provided otherwise in this Agreement, Customer has given the Trustee complete control over the Account Funds.  Trustee hereby appoints Wells Fargo as agent for Trustee only for the purpose of perfecting the security interest of Trustee in the Account Funds while they are in the Restricted Account.  Customer hereby instructs Wells Fargo to indicate on its records for the Restricted Account that Trustee has a security interest in the Restricted Account.  Wells Fargo hereby agrees to do this.  Customer and Trustee would like to use the service of Wells Fargo described in this Agreement (the “Service”) to further the arrangements between Trustee and Customer regarding the Account Funds.

2.                                       ACCESS TO RESTRICTED ACCOUNT.  Trustee agrees that Customer will be allowed access to the Account Funds until Wells Fargo receives written instructions from Trustee directing that Customer no longer has access to any Account Funds (the “Instructions”).  Trustee agrees with Customer that it shall not deliver the Instructions to Wells Fargo except after the occurrence and during the continuation of an Event of Default under (and as defined in) the Indenture; it being understood and agreed that Wells Fargo shall rely exclusively on Instructions as to the existence of such Event of Default and shall be under no obligation to make any independent investigation as to the existence of such Event of Default.  Customer agrees that the Account Funds should be paid to Trustee after Wells Fargo receives the Instructions, and hereby irrevocably authorizes Wells Fargo to comply with the Instructions even if Customer objects in any way to the Instructions.  Customer further agrees that after Wells Fargo receives the Instructions, Customer will not have access to any Account Funds.

3.                                       BALANCE REPORTS.  Wells Fargo agrees, at the telephone request of Trustee on any Business Day (a day on which Wells Fargo is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday) to make available to the Trustee a report (the “Balance Report”) showing the opening available balance in the Restricted Account as of the beginning of that Business Day, either on-line (over the Internet) or by facsimile transmission, at Wells Fargo’s option.  Customer expressly consents to this transmission of information.  The Trustee and Customer understand and agree that the opening available balance in the Restricted Account at the beginning of any Business Day will be determined after deducting from the Restricted Account the face amount (“Returned Item Amount”) of all checks, automated clearing house entries, and other items credited to the Restricted Account and then returned unpaid on the immediately preceding Business Day for any reason (“Returned Item”).  Customer will be informed of the balances in the Restricted Account by the means arranged between Wells Fargo and Customer.

4.                                       TRANSFERS TO TRUSTEE.  Wells Fargo agrees that on each Business Day after it receives the Instructions, it will transfer to the Trustee’s account specified at the end of this Agreement with the bank specified at the end of this Agreement (the “Trustee Account”) the full amount of the opening available balance in the Restricted Account at the beginning of such Business Day.  Wells Fargo will use the Fedwire system to make such transfers unless for any reason the Fedwire system is unavailable, in which case Wells Fargo will determine the funds transfer system to be used in making each funds transfer and the means by which each transfer will be made.  Wells Fargo, Trustee and Customer each agree that Wells Fargo will comply with instructions given to Wells Fargo by Trustee directing disposition or transfer of funds in the Restricted Account without further consent by Customer, subject to the terms of this Agreement (or, if disposition or transfer is requested by a means other than wire transfer, subject to Wells Fargo’s standard policies, procedures and documentation in effect from time to time governing the type of disposition or transfer requested).  Except as otherwise required by law, Wells Fargo will not agree with any third party to comply with instructions for disposition or transfer of funds in the Restricted Account originated by such third party.

5.                                       DELAYS IN MAKING FUNDS TRANSFERS.   Trustee and Customer understand that a funds transfer may be delayed or not made if (a) the transfer would cause Wells Fargo to exceed any limitation on its intra-day net funds position established in accordance with Federal Reserve or other regulatory guidelines or to violate any other Federal Reserve or other regulatory risk control program, or (b) the funds transfer would otherwise cause Wells Fargo to violate any applicable law or regulation.  If a funds transfer cannot be made or will be delayed, Wells Fargo will attempt to notify Trustee by telephone.

6.                                       RELIANCE ON ACCOUNT NUMBER OF WIRE TRANSFER BENEFICIARY.  If Trustee indicates a name and an identifying number for the bank of the person or entity to receive funds transfers out of the Restricted Account, Trustee and Customer understand that Wells Fargo will rely on the number Trustee indicates even if that number identifies a bank different from the bank Trustee named.  If Trustee indicates a name and an account number for the person or entity to receive funds transfers out of the Restricted Account, Trustee and Customer understand that the bank of that person or entity may rely on the account number Trustee indicates even if that account number is not the account number for the person or entity who is to receive the transfers.

7.                                       REPORTING ERRORS IN TRANSFERS.  If Trustee or Customer learns of any error in a funds transfer or any unauthorized funds transfer, then the party learning of such error or unauthorized transfer (the “Informed Party”) must notify Wells Fargo as soon as possible by telephone at (800) AT-WELLS (which is a recorded line), and provide written confirmation to Wells Fargo of such telephonic notice within two Business Days at the address given for Wells Fargo on the signature page of this Agreement.  In no case may such notice to Wells Fargo by an Informed Party be made more than fourteen (14) calendar days after Wells Fargo’s first confirmation of a funds transfer to such Informed Party.  If a funds transfer is made in error and Wells Fargo suffers a loss because the Trustee or Customer breached its agreement to notify Wells Fargo of such error within this fourteen (14) calendar day period, then the party or parties which breached this agreement shall be obligated to reimburse Wells Fargo for such loss promptly upon demand by Wells Fargo; provided, however, that in the event both the Trustee and Customer breach this notification requirement, the Trustee shall not be obligated to reimburse Wells Fargo for such loss unless Customer fails to satisfy Wells Fargo’s demand for such reimbursement within fifteen (15) calendar days after such demand is made on Customer.

8.                                       RETURNED ITEM AMOUNTS.  The Trustee and Customer understand and agree that the Returned Item Amount of each Returned Item will be paid by Wells Fargo debiting the Restricted Account, without notice to the Trustee or Customer, on the Business Day that each Returned Item is received.  Customer agrees to pay the Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the Restricted Account to cover such Returned Item Amounts on the day they are to be debited to the Restricted Account.  After Wells Fargo receives the Instructions, Trustee agrees to pay the Returned Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent the Returned Item Amounts are not paid in full by Customer within fifteen (15) calendar days after demand on Customer by Wells Fargo, and to the extent such Trustee received proceeds from the corresponding Returned Item(s).

9.                                       WELLS FARGO FEES.  Customer agrees to pay all Wells Fargo’s fees and charges for the maintenance and administration of the Restricted Account and for the cash management and other account services provided with respect to the Restricted Account (collectively “Wells Fargo Fees”), including, but not limited to, the fees for (a) the Balance Reports provided on the Restricted Account, (b) the wire transfer services provided with respect to the Restricted Account, (c) Returned Items, (d) funds advanced to cover overdrafts in the Restricted Account (but without Wells Fargo being in any way obligated to make any such advances), and (e) duplicate bank statements on the Restricted Account.  The Wells Fargo Fees will be paid by Wells Fargo debiting the Restricted Account.  All such debits will be made on the Business Day that the Wells Fargo Fees are due without notice to the Trustee or Customer.  If there are not sufficient funds in the Restricted Account to cover fully the Wells Fargo Fees on the Business Day they are debited from the Restricted Account such shortfall or the amount of such Wells Fargo Fees will be paid by Customer sending Wells Fargo a check in the amount of such shortfall or such Wells Fargo Fees, without setoff or counterclaim, within fifteen (15) calendar days after demand of Wells Fargo.  Wells Fargo may, in its discretion, change the Wells Fargo Fees upon thirty (30) calendar days prior written notice to Customer and Trustee.

10.                                 ACCOUNT DOCUMENTATION.  Trustee and Customer agree that, except as specifically provided in this Agreement, the Restricted Account will be subject to, and Wells

Fargo’s operation of the Restricted Account will be in accordance with, the terms and provisions of Wells Fargo’s separate deposit account agreement governing the Restricted Account (“Account Agreement”), a copy of which Customer and Trustee acknowledge having received.  In the event of any conflict between this Agreement and the Account Agreement, this Agreement shall govern.

11.                                 SUPPORT SERVICES FOR WELLS FARGO.  Customer and Trustee understand that some bank affiliates of Wells Fargo may provide support services in connection with the services to be provided by Wells Fargo under this Agreement.  Customer and Trustee agree to, and authorize, the performance of such support services by such bank affiliates.

12.                                 BANK STATEMENTS.  After Wells Fargo receives the Instructions, Wells Fargo will, if so indicated on the signature page of this Agreement, send to Trustee by United States mail, at the address indicated for Trustee after its signature to this Agreement, duplicate copies of all bank statements on the Restricted Account which are sent to Customer.  Customer will have thirty (30) calendar days after its receipt of a bank statement and Trustee will have thirty (30) calendar days after its receipt of a bank statement to notify Wells Fargo of an error in such statement, unless within such thirty (30) calendar days either Customer or Trustee learns that the other party has notified Wells Fargo of such error.  Wells Fargo’s liability for such errors is limited as provided in Section 18 of this Agreement.

13.                                 WAIVER OF SETOFF RIGHTS.  Wells Fargo hereby waives any right it may now or hereafter have from time to time to apply any Account Funds against the payment of any indebtedness from time to time owing to Wells Fargo from Customer, except for debits to the Restricted Account permitted under this Agreement for the payment of Returned Item Amounts and Wells Fargo Fees.

14.                                 BANKRUPTCY NOTICE.  If Wells Fargo at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Customer (a “Bankruptcy Notice”), Wells Fargo will notify the other parties to this Agreement, other than Customer.  In such circumstances Wells Fargo agrees to continue to comply with its obligations under this Agreement, except to the extent that any action required of Wells Fargo under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency.

15.                                 CLAIMS, LEGAL PROCESS AND NOTICES.  If Wells Fargo receives any claim, notice, legal process or court order relating to the Account Funds or the Restricted Account, Wells Fargo will notify Trustee and Customer of such receipt, unless Wells Fargo knows that either Trustee, with respect to so notifying the Trustee, or Customer, with respect to so notifying Customer, is already aware of such claim, notice, legal process or court order.  Trustee and Customer understand and agree that Wells Fargo will comply with any such legal process, legal notice or court order it receives if Wells Fargo determines in its sole discretion that such legal process, legal notice or court order is legally binding on it.  If any claim or notice received by Wells Fargo is not legally binding on it, as determined in its sole discretion, Trustee agrees to instruct Wells Fargo promptly by telephone, confirmed in writing, to comply or not comply with such claim or notice and Wells Fargo agrees to comply with such instructions if (a) such instructions are given promptly after the Trustee is notified of such claim or notice and (b)

such instructions do not require Wells Fargo to violate any applicable law, regulation or court order.  Customer hereby irrevocably agrees that Wells Fargo is to follow such instructions of the Trustee with respect to any such non-binding claim or notice even if such claim or notice is from Customer.   If Wells Fargo does not receive prompt instructions from Trustee regarding compliance or non-compliance with any such non-binding claim or notice, the Trustee and Customer agree that Wells Fargo will not comply with such claim or notice.

16.                                 INDEMNIFICATION FOR FOLLOWING INSTRUCTIONS.  Trustee and Customer each agree that, notwithstanding any other provision of this Agreement, Wells Fargo will not be liable to the Trustee or Customer for any losses, liabilities, damages, claims (including, but not limited to, third party claims), demands, obligations, actions, suits, judgments, penalties, costs or expenses, including, but not limited to, attorneys’ fees, (collectively, “Losses and Liabilities”) suffered or incurred by the Trustee or Customer as a result of or in connection with, (a) Wells Fargo complying with any binding legal process, legal notice or court order referred to in Section 15 of this Agreement, (b) Wells Fargo following any instruction of Trustee to comply or not comply with any non-binding claim or notice referred to in Section 15, (c) if no such instruction from Trustee is promptly received, Wells Fargo not complying with any such non-binding claim or notice, (d) Wells Fargo following any other instruction or request of Trustee, or (e) Wells Fargo complying with its obligations under this Agreement.  Further, Customer will indemnify Wells Fargo against any Losses and Liabilities Wells Fargo may suffer or incur as a result of or in connection with any of the circumstances referred to in subsections (a) through (e) in the preceding sentence.

17.                                 NO REPRESENTATIONS OR WARRANTIES OF WELLS FARGO.  Wells Fargo agrees to perform its obligations under this Agreement in a manner consistent with the quality provided when Wells Fargo performs similar services for its own account.  However, Wells Fargo cannot be responsible for the errors, acts or omissions of others, such as communications carriers, correspondents or clearinghouses through which Wells Fargo may perform its obligations under this Agreement or receive or transmit information in performing its obligations under this Agreement.  The Trustee and the Customer also understand that Wells Fargo cannot be responsible for any loss, liability or delay caused by wars, failures in communications networks, labor disputes, legal constraints, fires, power surges or failures, earthquakes, civil disturbances or other events beyond Wells Fargo’s control.  WELLS FARGO MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICE IT IS TO PERFORM UNDER THIS AGREEMENT OTHER THAN THOSE EXPRESSLY SPECIFIED IN THIS AGREEMENT.

18.                                 LIMITATION OF LIABILITY.  In the event that Trustee, the Customer or Wells Fargo suffers or incurs any Losses and Liabilities as a result of, or in connection with, its or any other party’s performance or failure to perform its obligations under this Agreement, the affected parties shall negotiate in good faith in an effort to reach a mutually satisfactory allocation of such Losses and Liabilities, it being understood that Wells Fargo will not be responsible for any Losses and Liabilities due to any cause other than its own negligence or breach of this Agreement, in which case its liability to Trustee and Customer shall, unless otherwise provided by any law which cannot be varied by contract, be limited to direct money damages in an amount not to exceed ten (10) times all the Wells Fargo Fees charged or incurred during the calendar month immediately preceding the calendar month in which such Losses and

Liabilities occurred (or, if no Wells Fargo Fees were charged or incurred in the preceding month, the Wells Fargo Fees charged or incurred in the month in which the Losses and Liabilities occurred).  Customer will indemnify Wells Fargo against all Losses and Liabilities suffered or incurred by Wells Fargo as a result of third party claims; provided, however, that to the extent such Losses and Liabilities are directly caused by Wells Fargo’s negligence or breach of this Agreement such indemnity will only apply to those Losses and Liabilities which exceed the liability limitation specified in the preceding sentence.  The limitation of Wells Fargo’s liability and the indemnification by Customer set out above will not be applicable to the extent any Losses and Liabilities of any party to this Agreement are directly caused by Wells Fargo’s gross negligence or willful misconduct.  IN NO EVENT WILL WELLS FARGO BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO WELLS FARGO AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH.  Any action against Wells Fargo by Customer or the Trustee under or related to this Agreement must be brought within twelve months after the cause of action accrues.

19.                                 TERMINATION.  This Agreement and the Service may be terminated by Trustee or by Wells Fargo at any time by the terminating party or parties giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement and the Service may be terminated (a) immediately upon written notice from Wells Fargo to Customer and Trustee should any Trustee fail to make any payment when due to Wells Fargo from Trustee under the terms of this Agreement, and (b) ten (10) calendar days after Trustee and Customer receive written notice of such termination from Wells Fargo if Customer fails to pay any Wells Fargo Fees as provided in this Agreement; provided, however, that such termination will not occur if Trustee pays, within such ten (10) calendar days, but without either Trustee being obligated to make such payment, all such unpaid fees up to the date the notice of termination was sent.  Trustee and Customer agree that the Restricted Account may be closed as provided in the Account Agreement.  Customer’s and the Trustee’s obligations, as provided in this Agreement, to report errors in funds transfers and bank statements and to pay the Wells Fargo Fees, as well as the indemnifications made, and the limitations on the liability of Well Fargo accepted, by Customer and Trustee under this Agreement will continue after the termination of this Agreement and/or the closure of the Restricted Account with respect to all the circumstances to which they are applicable existing or occurring before such termination or closure, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination or closure will also survive such termination or closure; provided, however, that Trustee’s obligations of reimbursement hereunder will end forty-five (45) calendar days after such termination and/or closure, except with respect to written claims made to Trustee prior to expiration of such forty-five (45) day period.  Upon any termination of this Agreement and the Service or closure of the Restricted Account all collected balances in the Restricted Account on the date of such termination or closure will be transferred to Trustee as requested by Trustee in writing to Wells Fargo.

20.                                 MODIFICATIONS, AMENDMENTS, AND WAIVERS.  This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement; provided, however, that the Wells Fargo Fees may be changed after thirty (30) calendar days prior written notice to Customer and Trustee.

21.                                 NOTICES.  All notices from one party to another shall be in writing, or be made by a telecommunications device capable of creating a written record, shall be delivered to Customer, Trustee and/or Wells Fargo at their contact addresses specified after their signatures to this Agreement, or any other address of any party notified to the other parties in writing, and shall be effective upon receipt.  Any notice sent by one party to this Agreement to another party shall also be sent to the other parties to this Agreement.  Wells Fargo is authorized by Customer and Trustee to act on any instructions or notices received by Wells Fargo if (a) such instructions or notices purport to be made in the name of Trustee, (b) Wells Fargo reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

22.                                 SUCCESSORS AND ASSIGNS.  Neither Customer nor Trustee may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Wells Fargo, which consent will not be unreasonably withheld.  Wells Fargo may not assign its rights or obligations under this Agreement to any person or entity without the prior written consent of Trustee, which consent will not be unreasonably withheld; provided, however, that no such consent will be required if the assignee is a bank affiliate of Wells Fargo.

23.                                 GOVERNING LAW.  Customer and Trustee understand that Wells Fargo’s provision of the Service under this Agreement is subject to federal laws and regulations.  To the extent that such federal laws and regulations are not applicable, the rights and obligations of all the parties to this Agreement under this Agreement shall be governed by and be construed in accordance with the laws of the State of New York, regardless of any provision in any other agreement, for purposes of the UCC and with respect to the Agreement, the State of New York shall be deemed to be Wells Fargo’s jurisdiction (within the meaning of §9-304 of the UCC), without regard to conflicts of law principles.

24.                                 CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)                                  Wells Fargo represents and warrants that it has not received any notice of any other security interest in, pledge or assignment of, or other claim (except for claims and interest of the parties hereto) on any of the Restricted Accounts.

(b)                                 Wells Fargo represents and warrants that it has not agreed with any third party to comply with instructions or other directions concerning the Restricted Accounts or the disposition of funds in the Restricted Accounts originated by any third party.

(c)                                  Wells Fargo covenants and agrees that the each of the Restricted Accounts is a “deposit account” as defined in Section 9-102(29) of the UCC.

(d)                                 Wells Fargo represents that it is an organization that is engaged in the business of banking and is therefore a “bank” within the meaning of Section 9-102(8) of the UCC.

(e)                                  Wells Fargo represents and warrants that, with respect to the Agreement, its “jurisdiction” (as determined by the rules set forth in Section 9-304(b) of the UCC) is the State of New York.

25.                                 SEVERABILITY.  To the extent that this Agreement or the Service to be provided under this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability and be deemed modified and applied in a manner consistent with such law or regulation.  Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction shall not effect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

26.                                 USURY.  It is never the intention of Wells Fargo to violate any applicable usury or interest rate laws.  Wells Fargo does not agree to, or intend to contract for, charge, collect, take, reserve or receive (collectively, “charge or collect”) any amount in the nature of interest or in the nature of a fee, penalty or other charge which would in any way or event cause Wells Fargo to charge or collect more than the maximum Wells Fargo would be permitted to charge or collect by any applicable federal or state law.  Any such excess interest or unauthorized fee shall, notwithstanding anything stated to the contrary in this Agreement, be applied first to reduce the amount owed, if any, and then any excess amounts will be refunded.

27.                                 COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

28.                                 ENTIRE AGREEMENT.  This Agreement, together with the Account Agreement, contains the entire and only agreement among all the parties to this Agreement and between Wells Fargo and Customer and Wells Fargo and the Trustee with respect to (a) the Service, (b) the interest of the Trustee in the Account Funds and the Restricted Account, and (c) Wells Fargo’s obligations to the Trustee in connection with the Account Funds and the Restricted Account.

29.                                 ACKNOWLEDGEMENTS.  Each of the Guarantors hereby acknowledges and agrees with this Agreement as evidenced by its signature below.

[Signatures to follow]

This Agreement has been signed by the duly authorized officers or representatives of Customer, the Trustee and Wells Fargo on the date specified below.

DATE: February 19, 2004

RESTRICTED ACCOUNT NUMBER(S):  [             ]

TRUSTEE ACCOUNT NUMBER:

Wells Fargo Bank, N.A.
San Francisco, CA
ABA 121000248
Beneficiary:  Corporate Trust Services
Account Number:  0001038377
Attn:  Joseph O’Donnell
Ref:  Playtex Products, Inc. (SEI #[            ])

BANK OF TRUSTEE ACCOUNT:  Wells Fargo Bank, N.A.

☒ RUSTEE IS TO BE SENT DUPLICATE BANK STATEMENTS

WELLS FARGO BANK, N.A.

By:	/s/ Reginald M. Goldsmith, III

Name:	Reginald M. Goldsmith, III

Title:	Vice President

Address for all Notices:

1445 Ross Avenue, 4th Floor
MAC # T5303-042
Dallas, TX  75202-2812
Attention:  Reginald M. Goldsmith III
Fax:  (214) 969-0906

with a copy to:

5400 LBJ Freeway, Suite 100
MAC # T5395-100
Dallas, TX  75240-1000
Attention:  Flora Rushing
Fax:  (972) 386-4723

PLAYTEX PRODUCTS, INC.		WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Glenn A. Forbes	By:	/s/ Joseph P. O’Donnell
Name:	Glenn A. Forbes	Name:	Joseph P. O’Donnell
Title:	Executive Vice President and Chief Financial Officer	Title:	Assistant Vice President

	Address For All Notices:	Address For All Notices:

300 Nyala Farms Road		Wells Fargo Bank Minnesota, N.A., Corporate
Westport, CT 06880		Trust Services
Attention: Glenn Forbes		213 Court Street, Suite 703
Facsimile: (203) 341-4260		Middletown, CT 06457
With a copy to:		Attention: Joseph P. O’Donnell
Telephone: (860) 704-6217
Haas Wheat & Partners, L.P.		Facsimile: (860) 704-6219
300 Crescent Court
Suite 1700
Dallas, TX 75201
Attention: Todd Robichaux
Facsimile: (214) 871-8317

The foregoing Restricted Account Agreement is hereby acknowledged and agreed with as of the day and year first written above.

PLAYTEX SALES & SERVICES, INC.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

PLAYTEX MANUFACTURING, INC.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

PLAYTEX INVESTMENT CORP.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

PLAYTEX INTERNATIONAL CORP.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

TH MARKETING CORP.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

SMILE-TOTE, INC.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

SUN PHARMACEUTICALS CORP.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

PERSONAL CARE GROUP, INC.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

PERSONAL CARE HOLDINGS, INC.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

CAREWELL INDUSTRIES, INC.

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

SCHEDULE I

The Guarantors

Name	State of Incorporation
Playtex Sales & Services, Inc.	Delaware
Playtex Manufacturing, Inc.	Delaware
Playtex Investment Corp.	Delaware
Playtex International Corp.	Delaware
TH Marketing Corp.	Delaware
Smile-Tote, Inc.	California
Sun Pharmaceuticals Corp.	Delaware
Personal Care Group, Inc.	Delaware
Personal Care Holdings, Inc.	Delaware
Carewell Industries, Inc.	New York